UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Revised Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Digital World Acquisition Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT OF DIGITAL WORLD ACQUISITION CORP.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 19, 2023

On November 17, 2023, Digital World Acquisition Corp. (“DWAC,” “we,” “us,” “our,” and the “Company”) filed a definitive proxy statement (the “Proxy Statement”) and the related proxy card (the “Proxy Card”) relating to the Company’s Annual Meeting of Stockholders to be held on December 19, 2023, at 10:00 AM EST via live webcast by visiting https://www.virtualshareholdermeeting.com/DWAC2023 (the “Annual Meeting”).

The Company is supplementing the Proxy Statement to clarify the attendance of the members of the board of directors. Capitalized terms used but not defined herein have the meanings ascribed to them in the Definitive Proxy Statement.

Board Meetings and Committees

Since January 2023, our Board has held twenty-two meetings. Our Audit Committee and Compensation Committee have held seven and four meetings, respectively. In 2023, except as set forth below during such director’s tenure, our directors have attended 100% of the aggregate of (i) meetings of the Board and (ii) applicable committees on which such director served in each case during 2023. Mr. Orlando has participated in fifteen out of twenty-two meetings of the Board of Directors, 68% aggregate participation. Since his appointment in April 2023, Mr. Smith has participated in all meetings of the Audit Committee and Compensation Committee, and has participated in seven of nine Board meetings, 89% aggregate participation. Per our Corporate Governance Guidelines, directors are expected to attend all or substantially all of the Board meetings and meetings of committees on which they serve.

This supplement to the Proxy Statement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. As a stockholder, your vote is very important, and the Board encourages you to exercise your right to vote whether or not you plan to attend the Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. Proxy voting instructions already returned by stockholders (via Internet, telephone or mail) will remain valid and will be voted at the Annual Meeting unless revoked.

December 5, 2023